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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Action Labs, Inc., a Delaware corporation

Au Naturel, Inc., a Delaware corporation

Healthway Corporation, a Delaware corporation

Makers of KAL, B.V.

Makers of KAL, Inc., a Delaware corporation

Monarch Nutritional Laboratories, Inc., a Delaware corporation

NaturalMax, Inc., a Delaware corporation

Nutra Corp., a Delaware corporation

Nutraceutical Corporation, a Delaware corporation

Nutra-Force (Barbados) International, Inc., a Barbados corporation

NutraForce (Canada) International, Inc., a Canadian corporation

NutraForce, Inc., a Delaware corporation

NutraPure, Inc., a Delaware corporation

Premier One Products, Inc., a Delaware corporation

Solaray, Inc., a Utah corporation

VegLife, Inc., a Delaware corporation

Woodland Publishing, Inc., a Delaware corporation